Exhibit 10.32
STRATEGIC ADVISORY PANEL AGREEMENT
     THIS STRATEGIC ADVISORY PANEL AGREEMENT (the “Agreement”), dated as of __________________, 2011 by and between Myriant Technologies, Inc. (the “Company”), a Delaware corporation with offices at Two Batterymarch Park, Suite 301, Quincy, Massachusetts 02169, and ____________ (the “Advisor”), with an address at _________________.
WITNESSETH
     WHEREAS, the Company seeks to create an Advisory Panel (the “Advisory Panel”), the charter for which is attached as Exhibit A, to advise the Company’s Board of Directors and management in the Company’s strategic decision making and other matters, including business, organizational development, technology, policy and outreach;
     WHEREAS, the Advisor has experience, capabilities and knowledge that qualify the Advisor to serve on the Advisory Panel;
     WHEREAS, the Company seeks advisory services from the Advisor, and the Advisor seeks to provide such services to the Company under the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the Agreement set forth herein, the parties hereby agree as follows:
1. Appointment. The Company hereby appoints the Advisor to the Advisory Panel, and the Advisor hereby agrees to provide the services described herein.
2. Services. The Advisor shall provide advisory services to the Company, from time to time at the Company’s request, which advisory services may include, but shall not be limited to the following:
(a)	Consulting with the Company within the Advisor’s professional area of expertise;

(b)	Soliciting input from others within the Advisor’s professional area of expertise;

(c)	Exchanging strategic and business development ideas with the Company; and

(d)	Participating in Advisory Panel meetings, such meetings to take place at times and locations to be determined, and often in conjunction with the Board of Directors meetings;
3. Term and Termination. This Agreement shall become effective on the date hereof and shall remain in force for a term of one (1) year. This Agreement shall automatically renew on its anniversary date hereof for additional one (1) year terms, unless either the Board of Directors or the Advisor provides notice, in writing, to the other, at least ten (10) days prior to the anniversary date that it does not intend to renew the Agreement. Furthermore, this Agreement may be terminated, in writing, by either the Board of Directors or the Advisor, at any time and for any reason.

4. Compensation. The Advisor will be issued equity in the Company valued at Seventy Five Thousand Dollars (US $75,000) upon execution of the Agreement and Thirty Five Thousand Dollars cash (US $35,000) annually thereafter.
5. Expenses. The Advisor shall be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses incurred in connection with the services of the Advisory Panel, upon presentation to the Company of written documentation for such expenses.
6. Confidential Information. The Advisor acknowledges that the Advisor may be furnished or given access to certain non-public information of commercial or other value to the business in which the Company is engaged (the “Confidential Information”) during the term of this appointment. The Advisor further acknowledges that Confidential Information constitutes a proprietary right that the Company is entitled to protect. Accordingly, the Advisor agrees that during the term of this Agreement and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Advisor, the Advisor will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.
7. Indemnification. The Advisor shall have no obligations or liabilities, other than those identified in Section 6 herein, for any actions or omissions taken as an Advisor. Any Advisor who is made, or threatened to be made, a party to any pending action or proceeding, whether civil, criminal, administrative or investigative, arising out of or related to the Advisor’s service on the Advisory Panel, shall be indemnified by the Company and the Company shall advance to the Advisor such related expenses incurred in defense of such action to the fullest extent permitted by applicable law. The Company shall make any indemnification payment, including any payment of defense costs, promptly after request by Advisor. For the purposes hereof, Advisor shall include such Advisor’s heirs and personal representatives. The Company further acknowledges that the foregoing indemnification is a material inducement for the Advisor to serve on the Advisory Panel and that the Advisor would not otherwise agree to serve on the Advisory Panel in the absence of this inducement. This Section 7 shall survive the termination of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

Myriant Technologies, Inc.

By:

Stephen J. Gatto
Chief Executive Officer

(Advisor)

By: